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                                                                   Exhibit 2.21


                              STOCK SALES CONTRACT

In Madrid, on April fifteenth, nineteen hundred ninety-nine

                               A MEETING IS HELD

Between the party of the first part, Juan Perea Saenz de Buruaga, on behalf of and representing TELEFONICA INTERACTIVA, S.A. (hereinafter "TI"), a company domiciled in Madrid, C/ Gran Via 28, with Taxpayer I.D. # A-82/196080. For this act, he makes use of the authority conferred on him by the corporation represented through an instrument executed before the Madrid notary, Jose Antonio Escartin Ipiens, on December fourteenth, 1998, officially registered as number 5.399,

And the party of the second part, Jose Valles Rovira, with Taxpayer I.D. # 46.332.393-C, acting on behalf of and representing the Luxembourg-based company, INFOSEARCH HOLDINGS, S.A. (hereinafter "INFOSEARCH,"), domiciled in Luxembourg. He is specifically authorized for this act based on the power of attorney conferred for this purpose on March 10, 1999 in Geneva by the Directors of INFOSEARCH through an instrument whose signatures were legally notarized.

The parties to the meeting reciprocally acknowledge adequate authority for this act in the representatives participating and

                                     STATE

I. That INFOSEARCH is the holder of all corporate shares that make up the capital stock of the company ORDENAMIENTO DE LINKS ESPECIALIZADOS, S.L. (hereinafter OLE), domiciled in Barcelona, C/ Provenza, 292, by virtue of the sales agreement legalized before the Barcelona Notary Jose Manuel Rodriguez-Escudero Sanchez on September 10, 1998, officially registered as number 3.604.

II. That on March 10, 1999, the two parties meeting here signed an Agreement with respect to the transfer to TI of all the shares representing the capital stock of the corporation OLE, wholly owned by INFOSEARCH. The aforementioned Agreement is attached to this agreement as Exhibit No. 1 in order to avoid pointless repetition.

[stamp:]
OFFICIAL ASSOCIATION OF COMMERCIAL NOTARIES
JESUS ROA MARTINEZ -- Stockbroker
COMMERCIAL NOTARY
[logo]
[initials written over stamp]
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III.  That OLE has been developing a presence on the Internet served through its own pages and through pages created, maintained and updated by various consultants.

IV. That TI wishes to purchase and INFOSEARCH to sell all the shares of the corporation into which OLE's capital stock is divided. In order to finalize and carry out the respective purchase and sale of said shares, the parties at this meeting, modifying what was agreed upon in the aforementioned Agreement of March 10, 1999, as necessary, sign this sales agreement to that end.

                                 THEY STIPULATE

One.- In this act, INFOSEARCH sells and transfers to the buyer, TI, all the shares of the corporation representing the company OLE, numbered 1 through 100, par value five thousand pesetas per share, fully paid in.

      Likewise, INFOSEARCH represents and warrants that said shares are completely free of liens, restrictions and encumbrances, that they are not subject to any right of acquisition in favor of any third party and that they are not subject to any judicial or administrative attachment or to any other limitation on the free transferability of the shares.

Two. The total price of the aforementioned purchase was set at TWO BILLION (2,000,000,000) pesetas and will be paid in the following way:

            TWO HUNDRED MILLION (200,000,000) pesetas, which TI will deliver to INFOSEARCH through a bank transfer to the account designated by INFOSEARCH, which INFOSEARCH will deem received at the time the Agreement referred to in Statement II is signed.

            ONE BILLION EIGHT HUNDRED MILLION (1,800,000,000) pesetas, which TI will transfer to the account designated by INFOSEARCH at the time when documental support is provided for the following items, to the total satisfaction of TI:

            a) Normalization of the contingencies stated in the process of "due diligence" carried out with regard to industrial and intellectual property rights.

[partially illegible stamp, probably:]
OFFICIAL ASSOCIATION OF COMMERCIAL NOTARIES
JESUS ROA MARTINEZ -- Stockbroker
COMMERCIAL NOTARY
[logo]
[initials written over stamp]


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            b)    Legalization of the two loans granted by INFOSEARCH TO OLE for amounts of 30,000,000.- pesetas and 150,000.- Swiss francs on November 25, 1998 and March 18, 1999, respectively.

            c) The original stock certificate of the transferred shares that are the subject of this sales agreement.

            The above-mentioned amount will be paid simultaneously with the legalization of the sales agreement in a notarized instrument.

Three.- INFOSEARCH warrants to TI that the OLE company has not assumed any commitment or payment obligation whatsoever as a result of holding capital stock in the companies ADO ADVERTISING QUALITY, S.L., NET PARTNERSHIP, S.L. AND PLATAFORMAS TEMATICAS INTERNET, S.L.

      Likewise INFOSEARCH, as the sole shareholder of OLE, will make every effort to resolve the commitments assumed by OLE as a partner in ADO ADVERTISING QUALITY, S.L. with the other partner of said company, Europa Press Comunicacion, S.A.

      With respect to OLE's stake in the company NET PARTNERSHIP, S.L., the seller [INFOSEARCH] will make every effort to verify this stake to the full satisfaction of TI. If that is not possible, the seller promises to deliver to OLE the full amount that the seller could obtain by divesting itself of this stake. If the transfer is not carried out and therefore, Mr. Valles Rovira resumes his role as shareholder of NET PARTNERSHIP, S.L., his role [in NET PARTNERSHIP] will be exclusively a fiduciary role with respect to OLE.

      In any event, INFOSEARCH promises and guarantees full indemnification to TI with respect to any possible legal or financial contingency that could arise, directly or indirectly, from OLE's holdings both in NET PARTNERSHIP, S.L. and in ADO ADVERTISING QUALITY, S.L.

Four.- INFOSEARCH likewise warrants that it has not posted collateral of any kind on the assets of OLE, especially in connection with loans extended to OLE by INFOSEARCH as well as any other possible debt assumed by OLE in its relations with INFOSEARCH.

Five. The above-mentioned Agreement signed between the parties on March 10, 1999, which is incorporated into this agreement as Exhibit 1, is an integral part thereof and is

[illegible stamp, probably:]
OFFICIAL ASSOCIATION OF COMMERCIAL NOTARIES
JESUS ROA MARTINEZ -- Stockbroker
COMMERCIAL NOTARY
[logo]
[initials written over stamp]


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confirmed by both parties in all its terms, except insofar as it is modified by the clauses of this stock sales agreement.

Six. All expenses and taxes accrued because of this agreement will be paid by the parties pursuant to the Law.

Seven. Both parties promise to maintain absolute confidentiality about the content and details of this agreement.

Eight. The participating parties agree that all litigation, discrepancy, dispute or claim resulting from the performance or interpretation of this agreement or related to it, directly or indirectly, will be definitively resolved through arbitration in the framework of the Arbitration Court [Corte de Arbitraje] of the Madrid Chamber of Commerce and Industry [Camara de Comercio e Industria de Madrid], which is charged with administrating arbitration and appointing arbitrators pursuant to its regulations and bylaws.

      Likewise, the parties expressly state their commitment to comply with the arbitration decision handed down.

      The arbitration will be equitable arbitration [arbitration ex aequo et bono -- in which the arbitrator is not bound by legal principles, but decides the case as seems fair to him].

      In witness whereof, both parties sign this agreement in two copies, in the place and on the date indicated.

For TELEFONICA INTERACTIVA                      For INFOSEARCH

      [signature]                                     [signature]

[illegible stamp, probably:]                    [signature]
OFFICIAL ASSOCIATION OF COMMERCIAL NOTARIES
JESUS ROA MARTINEZ -- Stockbroker
COMMERCIAL NOTARY
[logo]
[initials written over stamp]